SIGNATURE PAGE



For period ending 06/30/95

File number 811--4875


This report is signed on behalf of the registrant in the City of New York and State of New York on the 30th day of August, 1995.


ROYCE VALUE TRUST, INC.



By:   /s/ Charles M. Royce       Witness:  /s/ Susan I. Grant
          Charles M. Royce                     Susan I. Grant
          President                            Secretary